                                                                   EXHIBIT 10.12

                                                                  EXECUTION COPY

                      CANCELLATION OF EMPLOYMENT AGREEMENT
                          AND MUTUAL RELEASE AGREEMENT

         This CANCELLATION OF EMPLOYMENT AGREEMENT AND MUTUAL RELEASE AGREEMENT, dated as of January 17, 2003 (the "Cancellation and Release Agreement"), is entered into by and between Lee H. Wagman (the "Executive") and Trizec Properties, Inc. (formerly known as Trizec Hahn Corporation) a Delaware Corporation (the "Company") on behalf of itself and its past and present officers, directors, agents, employees, attorneys, parents, subsidiaries, related companies, divisions, affiliated companies, successors and assigns, separately and collectively, with reference to the following facts and circumstances:

         A. The Executive was employed by the Company as President of Trizec Retail & Entertainment ("TRE") and as a senior executive of the Company pursuant to a written Employment Agreement dated August 15, 1997, and amended April 19, 1998 and September 29, 2000 (the "Agreement") and as assigned pursuant to the employment assumption and indemnity agreement, made as of April 30, 2002, between TrizecHahn and the Company.

         B. Due to changes in the Company's business focus and other factors, the Executive and the Company desire to enter in this Cancellation and Release Agreement to cancel the Agreement and all obligations thereunder and to resolve all disputes between the Company and the Executive.

         NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the parties hereto hereby agree as follows:

         1.       CANCELLATION OF EMPLOYMENT AGREEMENT.

         As of February 15, 2003 (the "Effective Date"), the Agreement, and any purported extension, modification or continuation thereof is cancelled, and all obligations thereunder are extinguished. No further payments will be made by the Company to the Executive under that Agreement, or otherwise except as provided herein.

         2.       CANCELLATION PAYMENT.

         In consideration of the covenants set forth herein, the waiver and release set forth below, and provided that the Executive does not revoke this Cancellation and Release Agreement during the Revocation Period (as defined below), except as provided below the Company shall pay to Executive on June 30, 2003, a total cash payment of $2,000,000 (the "Cancellation Payment"). In the event that Executive dies subsequent to his signing this Cancellation and Release Agreement, but before the Cancellation Payment is paid, the Cancellation Payment and other benefits payable hereunder shall be paid or provided to his estate.

         The Executive and the Company have agreed that only that portion of the Cancellation Payment representing Executive's entitlement to severance under the Agreement ($723,718) shall be subject to withholding of income and employment taxes by the Company, and that the balance of the Cancellation Payment shall not be subject to withholding of income and employment taxes by the Company. This amount of $723,7l8 shall be paid to the Executive as soon as practicable after the Effective Date.

         3.       DUTIES OF THE EXECUTIVE.

         From the date hereof to the Effective Date, the Executive will remain on the Company's payroll, but shall no longer perform the duties previously assigned to him, and shall not have the authority to act on behalf of or bind the Company, TRE or any other subsidiary or affiliate of either of them. Instead, the Executive shall serve in a consultative capacity, reporting exclusively to Tim Callahan, and shall assist in transition efforts by, among other things, contacting significant tenants and transferring both his responsibilities and business relationships to other professionals in the Company, as identified by Mr. Callahan.

         4.       HEALTH CARE AND LIFE INSURANCE BENEFITS; COBRA.

         The Company shall continue Executive's group medical, dental and hospitalization plans for a period of twelve months from the Effective Date. During such twelve- month period, the Executive will be responsible for the employee portion of the monthly premium. The amount of the Executive's monthly premium is based on the level of coverage and equal to that paid by a regular employee of the Company. That monthly cost is currently $265.00. Premiums must be made by check and received by the Company or a party to be determined by the Company by the fifteenth day of each applicable month to continue such coverage; provided, however, in the event the Executive shall fail to make any payment when due, the Company will not terminate coverage without giving the Executive 10 days written notice and an opportunity to make-up any missed payment.

         After the end of the twelve-month period described above, the Executive will have a right to continuation of such health benefits, as provided under Federal law (i.e., COBRA). In other words, the Executive's COBRA benefits shall commence as of the first day of the month following the first anniversary of the Effective Date (i.e., March 1, 2004) and may continue for a period of up to 18 months, or as otherwise provided under federal law.

         At any time prior to February 15, 2004, the Executive may elect to secure an individual or family medical insurance policy, and the Company will remove the Executive from its medical plan as soon as possible upon receipt a written notice from the Executive regarding such election. The Company will reimburse the Executive in an amount equal to what the Company's monthly cost of providing COBRA benefits to the Executive would be hereunder absent such removal, until such time that the Executive would have ceased to be entitled to receive COBRA benefits.

         The provision of life insurance benefits pursuant to the Company's current group policy will be governed by the terms of such policy. The payment of premiums by the Company for any life insurance policies other than those covered by the Company's group policy will cease as of the Effective Date.

         Based on these provisions, the Executive acknowledges his obligation to notify the Company when he secures alternative employment. Any such communication should be directed in writing to the Company to the attention of Celeste Alison.

         5.       STOCK OPTIONS.

         With respect to stock options for Nine Hundred Eighteen Thousand (918,000) Company shares granted to the Executive as described on Exhibit A attached hereto and made a part hereof, all of such stock options shall be fully vested on the Effective Date and the Executive shall have until the original expiration date of the stock options (as specified on Exhibit A) to exercise the Executive's vested stock options.

         6.       401(K) PLAN.

         Salary deferrals into the 401(k) plan cease as of the Effective Date and will be fully vested. The Company will continue to make matching contributions with respect to any contributions made by the Executive prior to the Effective Date, to the extent permitted by the terms of the 401(k) plan. The Executive may obtain a current statement of the Executive's account balance by calling New York Life Benefits Complete at (800) 294-3575.

         7.       DEFERRED COMPENSATION PLAN.

         Salary and/or incentive compensation deferrals into the Deferred Compensation Plan cease at the Effective Date. Distributions of the Executive's account balance are paid out in either quarterly installments or a lump sum (depending on the Executive's previous election) as soon as practicable following the end of the quarter in which the Effective Date occurs. All distributions are treated as "ordinary income" subject to federal and state tax at the time of distribution. The Executive may obtain the Executive's current account balance by calling TBG Financial at (800) 824-0040 or by checking the website at www.tbgfinancial.com.

         8.       UNUSED VACATION.

         Based on the Executive's cancellation of employment, the Executive will receive a lump sum payment equal to the Executive's accrued but unused vacation totaling 247.20 hours through January 10, 2003, as adjusted for any vacation time utilized through February 15, 2003 and for additional vacation time accrued through February 15, 2003 (less applicable deductions for federal, state and local taxes and other authorized deductions). This will be paid to the Executive as soon as practicable after the Effective Date.

         9.       OTHER.

         The Executive may take his cell phone (and related charger and other attachments). Upon the Effective Date, the Executive will be responsible for the charges related to use of the Executive's cell phone. The Company will pay directly to Irell & Manella LLP the actual attorneys' fees incurred by the Executive in connection with the cancellation of the

Executive's employment up to and not to exceed $15,000 on receipt by the Company of appropriate invoices for such services; provided, however, the providing of such a statement to the Company shall not be considered to waive any attorney client privilege between the Executive and Irell & Manella LLP. In addition, through December 31, 2003, the Company shall maintain a mutually agreed automatic reply message on the Executive's current Company e-mail address and current Company phonemail number.

         10. GENERAL RELEASE BY EXECUTIVE; LIMITED RELEASE BY COMPANY; INDEMNIFICATION; CONFIDENTIALITY; ARBITRATION.

         As additional consideration for the Company's signing this Cancellation and Release Agreement, the Executive releases and forever discharges Company, its predecessors, successors or assigns, affiliated entities, and their respective officers, directors, agents and employees from any and all claims that he may now have against any of them; provided however this release does not include future claims for breach of this Cancellation and Release Agreement. Thus, by executing this Cancellation and Release Agreement, the Executive is agreeing to the general release as provided herein and hereby agrees that upon the execution of this Cancellation and Release Agreement he has no claims against the Company, its predecessors, successors or assigns, affiliated entities, and their respective officers, directors, agents and employees. Executive further agrees that by execution of this Cancellation and Release Agreement the Executive is agreeing to waive and release any such claims, except relating to the Cancellation Payment and the benefits specified in this Cancellation and Release Agreement.

         The Executive understands and agrees that this general release extends to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which he ever had or may now have against the Company and/or any related entities, their successors or assigns, and their respective officers, directors, agents and employees, including, without limitation, any claims, demands, liabilities and causes of action arising from his employment with the Company and/or TRE and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act ("ADEA"), the Americans with Disabilities Act, the Civil Rights Act of 1991, any other local, state or federal fair employment laws, and any contract, tort, or other claims.

         It is further understood and agreed that the Executive is expressly waiving any right to initiate an action in state or federal court by the Executive or on his behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract, tort or other claims based on the termination of the Executive from the Company and/or TRE. It is also acknowledged that the Executive's termination is not in any way related to any work-related injury.

         As additional consideration for the Executive's signing this Cancellation and Release Agreement, the Company releases and forever discharges the Executive from, and agrees not to sue the Executive with respect to, any and all claims, demands, rights and causes of action of any nature whatsoever, known or unknown, asserted or unasserted, arising from any act occurring before the execution of this Cancellation and Release Agreement, including any act connected with the Executive's employment by the Company and the facts and circumstances surrounding the cancellation of that employment. This release also expressly includes any claims for punitive or compensatory damages, equitable relief or attorneys' fees or other expenses incurred by the Company. This release does not include future claims for breach of this Cancellation and Release Agreement, or any claims, demands, rights and causes of action of any nature whatsoever arising from, relating to or constituting an act of willful fraud or criminal misconduct by the Executive that is currently unknown to the Chief Executive Officer of the Company. The Executive and the Company represent that they have read and expressly waive any rights they may have under Section 1542 of the California Civil Code, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         The Company agrees to indemnify and hold harmless the Executive to the maximum extent permitted by its bylaws and applicable law, against all costs, charges or expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive's employment with the Company, provided that such indemnity shall not apply to any claim arising out of the Executive's criminal conduct.

         The Executive agrees that he will not make any statement or issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against the Company, its affiliated entities, their senior management, the Hollywood and Highland and other remaining retail projects and/or the Hollywood Hotel project, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. The Company agrees that from and after the date of this Cancellation and Release Agreement the directors and officers of the Company at the level of Senior Vice President and above will not make any statement or issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against the Executive, the Hollywood and Highland and other remaining retail projects and/or the Hollywood Hotel project, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law and that the Company will use reasonable efforts to prevent other officers, agents and employees from making or republishing any such disparaging statements. In addition, any and all communications by the Company, whether internal or external, shall be consistent with the statement agreed by the parties concurrently herewith and attached as Exhibit B.

         The Company agrees that all reference inquiries regarding the Executive shall be directed only to Timothy H. Callahan for response; any reference provided shall be consistent with Exhibit B.

         The Executive further acknowledges that, in the course of his employment at the Company, he has come to know or have access to certain information which is proprietary to the Company or its affiliated entities, including, but not limited to, confidential personnel information, confidential tenant information, confidential financial information and projects, computer software and databases, information concerning pending or potential transactions, marketing techniques and strategies, and other confidential information of the Company and/or its affiliated entities. As consideration for the Cancellation Payment and the benefits set forth in this Cancellation and Release Agreement, except in his dealings with the Company (or in determining whether he or a group with which he might be affiliated or contemplating affiliation would be interested in dealing with the Company), the Executive agrees not to disclose this information to anyone and not to use this information for any personal or business purpose.

         It is further understood that the Executive agrees to maintain the confidentiality of the terms of this Cancellation and Release Agreement, including nondisclosure of this Cancellation and Release Agreement or the terms therein, to any former, current, or future employees of the Company or any of its affiliated entities, it being understood that this provision shall not preclude the Executive from discussing the contents of this Cancellation and Release Agreement with his spouse, attorney or any tax advisor, except that they are to be advised of the confidentiality requirements herein, or to the extent required by law or lawful court order. The Company agrees to maintain the confidentiality of the terms of this Cancellation and Release Agreement, including nondisclosure of this Cancellation and Release Agreement or the terms therein, it being understood that this provision shall not preclude the Company from discussing the contents of this Cancellation and Release Agreement with its employees on a strict need-to- know basis, its attorneys or any tax advisor, except that they are to be advised of the confidentiality requirements herein, or to the extent required by law or lawful court order. In the event the Company shall determine that it is required to file this Cancellation and Release Agreement with the Securities and Exchange Commission or any other governmental agency, it shall provide notice of such filing to the Executive and thereafter neither the Company nor Executive shall be bound to maintain the confidentiality of the terms of this Cancellation and Release Agreement.

         The Company and the Executive agree to be obligated to resolve any disputes relating to any matters set forth in this Cancellation and Release Agreement and/or concerning any matters arising out of the Executive's employment at the Company and/or TRE through binding arbitration with a single arbitrator in Los Angeles, California, pursuant to the National Rules For The Resolution Of Employment Disputes of the American Arbitration Association. In any such arbitration, the arbitrator shall have the discretionary authority to award reasonable attorneys' fees, costs and expenses to the prevailing party.

         11. ACKNOWLEDGEMENT. By signing this Cancellation and Release Agreement, the Executive acknowledges and confirms that:

                  (i) the Executive was advised by the Company in connection with the termination of his employment to consult with an attorney of the Executive's choice prior to signing this Cancellation and Release Agreement and to have such attorney explain the terms of this Cancellation and Release Agreement, including, without limitation, the terms relating to the Executive's release of claims arising under ADEA;

                  (ii) the Executive has no employment discrimination or other complaints or charges against the Company or any of its subsidiaries or affiliated companies pending before any local, state, federal or foreign court, tribunal or administrative agency;

                  (iii) the Executive has been given not less than twenty-one days to consider the terms of this Cancellation and Release Agreement and to consult with an attorney of the Executive's choosing with respect thereto;

                  (iv) the making of any changes to this Cancellation and Release Agreement did not lengthen the twenty-one day period the Executive was given to consider the Cancellation and Release Agreement;

                  (v) during the Revocation Period the Executive has the option to revoke acceptance of this Cancellation and Release Agreement in accordance with the terms set forth below;

                  (vi) the Executive is providing the release and discharge of ADEA claims only in exchange for consideration which exceeds any consideration which the Executive is or might otherwise be entitled to under any policy, plan or procedure of the Company; and

                  (vii) the Executive has read this Cancellation and Release Agreement carefully and completely, understands each of the terms of the offer and this Cancellation and Release Agreement and knowingly and voluntarily accepted the terms of this Cancellation and Release Agreement.

         12.      REVOCATION.

         The Executive shall have the right to revoke this Cancellation and Release Agreement during the seven-day period commencing on the date the Executive signs and delivers this Cancellation and Release Agreement to the Company (the "Revocation Period"). The Revocation Period shall expire at 5:00 p.m. Eastern Standard Time on the last day of the Revocation Period. In the event of any such revocation by the Executive, all obligations of the Company under this Cancellation and Release Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation will be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

         13.      SEVERABILITY.

         Each provision of this Cancellation and Release Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Cancellation and Release Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Cancellation and Release Agreement. If any of the provisions contained in this Cancellation and Release Agreement shall be determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject matter, such provision shall be construed, by limiting or reducing it to the extent legally permitted, so as to make such provision enforceable to the extent compatible with then-applicable law.

         14.      COOPERATION.

         The Executive agrees that, following the Effective Date, he shall make himself reasonably available to reasonably assist and cooperate with the Company and TRE in connection with any matters relating to the business or affairs of the Company or TRE, and any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation or arbitration related to the business of the Company or TRE during the Executive's term as an officer thereof. The Executive shall provide such assistance and cooperation at such time and place and in such manner as may be reasonably requested, in good faith, from time to time by the Chief Executive Officer of the Company, taking into consideration the Executive's other business and personal commitments and the needs of the Company or TRE. The Company or TRE shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with the provision of such cooperation and assistance and pay the Executive at the hourly rate of $350 for such services.

         15.      TAX INDEMNIFICATION.

         The Executive agrees to indemnify and hold the Company harmless against any liabilities, costs or expenses (including, without limitation, reasonable attorneys' fees and penalties or interest imposed by any federal, state or local taxing authority) (collectively, "Taxes") by the Company as a direct result of a claim by a federal, state or local taxing authority that (a) the Company improperly failed to withhold federal, state or local income or employment taxes with respect to any portion of the Cancellation Payment that such taxing authority determines should have been treated as wages to the Executive or (b) the Executive failed to pay any income or employment taxes due with respect to any portion of the Cancellation Payment. The Executive shall have the right to
(i) contest any such Taxes before they are paid by the Company and (ii) consent to any settlement by the Company with respect to any such Taxes with any taxing authority.

         16.      NOTICES.

         For the purpose of this Cancellation and Release Agreement, notices, demands and all other communications provided for in this Cancellation and Release Agreement shall be in writing and shall be sent by messenger, overnight courier, certified or registered mail, or postage prepaid and return receipt requested to the parties at their respective addresses set forth below or to such other address or tax number as to which notice is given.

         If to the Company:                 Trizec Properties, Inc.
                                            Sears Tower
                                            233 South Wacker Drive
                                            Suite 1800
                                            Chicago, IL 60606
                                            Attention: Chief Executive Officer

         If to the Executive:               Mr. Lee H. Wagman
                                            13984 Aubrey Rd.
                                            Beverly Hills, CA 90210

         Notices, demands and other communications shall be deemed given on delivery thereof. By notice given pursuant to this paragraph, either party may change the address to which notices shall be given pursuant to this Cancellation and Release Agreement.

         17.      ENTIRE AGREEMENT.

         This Cancellation and Release Agreement (including the relevant provisions of the stock option agreements, pension plans and certain of the Executive's covenants contained in the Agreement, incorporated herein by reference) represents the entire agreement of the parties concerning the subject matter of this Cancellation and Release Agreement and shall supersede any and all previous contracts, arrangements or understandings with respect to such subject matter between the Company and the Executive, including, without limitation, the Agreement.

         18.      AMENDMENT.

         This Cancellation and Release Agreement may be amended at any time by mutual written agreement of the parties hereto.

         19.      GOVERNING LAW.

         The provisions of this Cancellation and Release Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to principles of conflict of laws.

         20.      COUNTERPARTS.

         This Cancellation and Release Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         21.      ASSIGNMENT.

         This Cancellation and Release Agreement may not be assigned by either party without the prior, express written consent of the other party.

         22.      SURVIVORSHIP.

         The respective rights and obligations of the parties hereunder shall survive any termination or expiration of this Cancellation and Release Agreement to the extent necessary to the intended preservation of such rights and obligations.

         23.      CONSTRUCTION.

         The parties acknowledge that this Cancellation and Release Agreement is the result of arm's-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Cancellation and Release Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Cancellation and Release Agreement.

         IN WITNESS WHEREOF, the Company and the Executive, intending to be legally bound, have executed this Cancellation and Release Agreement on the day and year first above written.

                            TRIZEC PROPERTIES, INC.



                            By:    /s/ Timothy H. Callahan
                                   --------------------------------
                                   Name:        Timothy H. Callahan
                                   Title:       President


                            LEE H. WAGMAN



                              /s/ Lee H. Wagman
                           ---------------------------------------

                                                                       EXHIBIT A

                                  LEE H. WAGMAN
                SCHEDULE OF STOCK OPTIONS AND ORIGINAL TERMS(1)

                                        OPTION
                  OPTIONED              PRICE
                  SHARES                (U.S.$)          EXPIRATION DATE
                  ------                -------          ---------------
                  100,000                 20.41          11/08/07
                  218,000                 18.41          11/08/07
                  300,000                 22.01          11/08/07
                  100,000                 16.20          11/08/07
                  100,000                 16.33          11/08/07

                  33,334                  17.61          09/24/08
                  33,333                  18.56          09/24/08
                  33,333                  19.52          09/24/08


                  Total:       918,000






---------------

(1) As per Section 5, all options will become immediately exercisable on the Effective Date and remain exercisable until their original expiry date.

                                                                       EXHIBIT B

                 LEE WAGMAN TO LEAVE POST AS PRESIDENT OF TRIZEC
                          RETAIL & ENTERTAINMENT GROUP

         CHICAGO, IL, JANUARY 16, 2003 -Trizec Properties, Inc. (NYSE: TRZ), announced today that Lee Wagman will be leaving his position as President of the Company's Retail and Entertainment Group next month.

         The announcement follows this week's sale of Paseo Colorado, leaving only two remaining properties in Trizec's retail portfolio. Those properties will continue to be run by management currently in place, reporting to Executive Vice President Michael Escalante, as the Company positions them for eventual sale in accordance with its office property investment strategy.

         Mr. Wagman will leave the company in mid-February to start a new venture, AGC Realty Advisors, a real estate investment and advisory firm focusing on quality mixed use properties.

         Trizec President and CEO Tim Callahan commented, "Lee has been a leader in the U.S. retail real estate investment industry for many years. A major highlight of his eight years with Trizec was his lead role in the upgrade and sale of some 30 properties, including the highly successful $2.5 billion sale of 19 regional malls in 1999. We greatly appreciate his leadership and commitment in helping to complete the company's recent reorganization, and we wish Lee all the best as he applies his talents and relationships to his new venture."

         Trizec Properties, Inc., a real estate investment trust (REIT), is one of North America's largest owners of commercial office properties. The Company has ownership interests in and manages a high-quality portfolio of 72 office properties totaling approximately 49 million square feet concentrated in the central business districts of seven major U.S. cities. Trizec also has interests in two retail/entertainment properties. The Company trades on the New York Stock Exchange under the symbol TRZ. For more information, visit Trizec's web site at www.trz.com.